Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

CLASS A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

Tropicana Las Vegas Hotel and Casino, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on August 12, 2009:

WHEREAS, the Company’s Certificate of Incorporation, as amended, including any amendment or supplement thereto (including any Certificate of Amendment or Certificate of Designations) (the “Certificate of Incorporation”), authorizes Seven Hundred Fifty Thousand (750,000) shares of preferred stock, penny ($0.01) par value per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to establish and fix the number of shares to be included in any series of Preferred Stock and the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of such series.

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

Section 1.                                            Number; Designation; Rank.

(a)                                  This series of convertible participating Preferred Stock is designated as the “Class A Preferred Stock” (the “Class A Preferred Stock”).  The number of shares constituting the Class A Preferred Stock is Seven Hundred Fifty Thousand (750,000) shares, penny ($0.01) par value per share.

(b)                                 The Class A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company senior in preference and priority to the Common Stock of the Company, and each other class or series of Equity Security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to, or on parity with, the Class A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”).

Section 2.                                            Dividends.

(a)                                  Each holder of issued and outstanding Class A Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available therefor, for each share of Class A Preferred Stock:

(i)                                     dividends at a rate per annum equal to twelve and one-half percent (12.5%) of the sum of (A) $100.00 per share (the “Original Purchase Price”) plus (B) all unpaid cumulated and accrued Dividends (as defined below) on such share of Class A Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events (the “Regular Dividends”); and

(ii)                                  participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Common Stock equal to the amount of such dividends or other distribution as would be made on the number of shares of Common Stock into which such share of Class A Preferred Stock could be converted on the date of payment of such dividends or other distribution on the Common Stock, assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distribution (the “Participating Dividends” and, together with Regular Dividends, the “Dividends”) and any such Dividends shall be payable to the Person in whose name the Class A Preferred Stock is registered at the close of business on the applicable record date.

(b)                                 Subject to Section 2(a) above, Regular Dividends are payable semi-annually in arrears on February 17 and August 17, or, if such date is not a Business Day, the succeeding Business Day (each such day, a “Regular Dividend Payment Date”).  The amount of Regular Dividends payable for each full semi-annual dividend period will be computed by dividing the annual rate by two and, in the case of the initial dividend period, on the basis of a three hundred sixty (360) day year consisting of twelve thirty (30) day months and the actual number of days elapsed for any period less than one month.  Regular Dividends that are not paid will cumulate and compound semi-annually to the extent not paid.  Regular Dividends shall accrue ratably on a daily basis from the date of issuance until each Regular Dividend Payment Date based on a three hundred sixty (360) day year consisting of twelve thirty (30) day months.  Any Regular Dividends that are declared will be paid to the holders of record of Class A Preferred Stock as they appear in the records of the Company at the close of business on the fifteenth (15th) day of the calendar month in which the applicable Regular Dividend Payment Date falls or on such other date designated by the Board for the payment of Regular Dividends that is not more than sixty (60) days or less than ten (10) days prior to such Regular Dividend Payment Date.  Any payment of a Regular Dividend will first be credited against the earliest cumulated but unpaid Regular Dividend due with respect to such share that remains payable.

(c)                                  Regular Dividends are payable only in cash, except as provided in Section 5(a).  Regular Dividends will accrue and cumulate whether or not prohibited by any agreement, whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of Regular Dividends and whether or not Regular Dividends are declared.

(d)                                 Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

(e)                                  So long as any share of Class A Preferred Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities of any kind (other than dividends payable solely in the form of Common Stock to all holders of Common Stock and Participating Dividends payable solely in the form of Common Stock to all holders of Class A Preferred Stock), nor may any Junior Securities of any kind be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company (except solely by conversion into or exchange for Junior Securities), unless, in each case, full cumulative and accrued and unpaid Regular

Dividends on all shares of Class A Preferred Stock have been or are contemporaneously declared and paid; provided that this Section 2.3(e) shall not restrict the declaration, payment or making of dividends or distributions on or in respect of, or the redemption, repurchase or acquisition for value of, Junior Securities if the Majority Holder(s) consent thereto.

(f)                                    So long as any share of Class A Preferred Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Common Stock unless full Participating Dividends on all shares of Class A Preferred Stock have been or are contemporaneously declared and paid.

(g)                                 Prior to declaring any dividend or making any distribution on or with respect to the shares of Class A Preferred Stock, the Company shall take all actions necessary or advisable under the DGCL to permit the payment of Dividends to the holders of Class A Preferred Stock.  Holders of Class A Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Dividends provided for in this Section 2.

Section 3.                                            Liquidation Preference.

(a)                                  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Class A Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of (i) the sum of (A) the Original Purchase Price per share plus (B) all unpaid cumulated and accrued Dividends on such share of Class A Preferred Stock (including the per annum amount prorated to the date of distribution in any partial year), in each case as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications and similar events, and (ii) an amount equal to the amount the holders of Class A Preferred Stock would have received upon liquidation, dissolution or winding up of the Company had such holders converted their shares of Class A Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up (such greater amount, the “Liquidation Preference”).

(b)                                 After payment to the holders of Class A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Class A Preferred Stock, in such capacity, will have no right or claim to any of the assets of the Company.

(c)                                  The value of any property not consisting of cash that is distributed by the Company to the holders of the Class A Preferred Stock in payment of Dividends or Liquidation Preference will equal the Fair Market Value thereof.

Section 4.                                            Voting Rights.  Each holder of shares of Class A Preferred Stock shall be entitled to notice of and to attend all special and annual meetings of the stockholders of the Company and to cast a number of votes equal to the number of votes that could be cast by the holder of the number of shares of Class A Common Stock into which such shares of Class A Preferred Stock could then be converted pursuant to Section 5(a) (disregarding the second proviso to the first sentence thereof and assuming that such holder elected to receive the maximum number of shares of Class A Common Stock that such holder would be entitled to receive pursuant to Section 5(a)) upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders in accordance with the DGCL.  The holders of shares of Class A Preferred Stock shall vote with holders of the Common Stock entitled to vote on a matter as a single class upon all matters submitted to a vote of stockholders, subject to any class or series stockholder voting requirement under applicable law and except with respect to any consent or approval rights of the Majority Holder(s) as provided herein.

Section 5.                                            Conversion.  Each share of Class A Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

(a)                                  Optional Conversion.  Subject to the terms hereof, each holder of Class A Preferred Stock is entitled to convert, at any time and from time to time at the option and election of such holder, any or all outstanding shares of Class A Preferred Stock held by such holder into a number of duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock or Class B Common Stock (at the option of such holder) equal to the amount determined by dividing (i) the sum of the Original Purchase Price and the amount of accrued and unpaid Regular Dividends (including the per annum amount prorated to the date of distribution in any partial year) by (ii) the Conversion Price in effect at the time of conversion; provided, however, to the extent that (i) the conversion of any share of Class A Preferred Stock into Class A Common Stock would result in any Person having to be licensed or found suitable under applicable Gaming Laws or such conversion otherwise requires approvals under applicable Gaming Laws and (ii) such Person and/or conversion has not received all licenses and approvals required by the applicable Gaming Laws or been found suitable under the applicable Gaming Laws, the holder of such share of Class A Preferred Stock shall not be entitled to convert such share of Class A Preferred Stock into Class A Common Stock; provided, further, that with respect to shares of Class A Preferred Stock that have been called for redemption pursuant to Section 6 hereof, such shares may only be converted into Common Stock at any time prior to the close of business on the Redemption Date or, if the Company shall default in the payment of the Redemption Price, at any time thereafter until such shares are actually redeemed.  The “Conversion Price” initially means $25.00, as adjusted from time to time as provided in Section 5(e).

(b)                                 Automatic Conversion.

(i)                                     Simultaneously with the consummation of the Company’s initial public offering of its Common Stock on a national stock exchange (the “IPO”), each outstanding share of Class A Preferred Stock held by a holder shall automatically convert into a number of duly authorized, validly issued, fully paid and non-assessable shares of Class A Common Stock or Class B Common Stock, as the case may be, as if such holder had elected to convert all of its Class A Preferred Stock into Common Stock pursuant to Section 5(a); provided that such automatic conversion shall be conditioned on, and shall not be deemed to occur until, the consummation of the IPO.

(ii)                                  The Company will provide notice of any automatic conversion of outstanding shares of Class A Preferred Stock to holders of record as soon as practicable after the conversion; provided, however, that the Company may satisfy such notice requirement by providing such notice prior to conversion.  Such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of Class A Preferred Stock, at such holder’s address as it appears on the transfer books of the Company; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class A Preferred Stock.  Each such notice shall state, as appropriate, the following: (a) the expected automatic conversion date; (b) that all of the outstanding shares of Class A Preferred Stock are automatically converted into Class A Common Stock and/or Class B Common Stock, as the case may be; and (c) the place or places where certificates for such shares are to be surrendered.

(c)                                  Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the Class A Preferred Stock.  In lieu of fractional shares, the Company shall, at its option, (i) pay cash equal to such fractional amount multiplied by the Fair Market Value per share of Common Stock as of the Conversion Date or (ii) issue the nearest whole number of shares of Common Stock, rounding up, issuable upon conversion of the Class A Preferred Stock.  If more than one share of Class A Preferred Stock is being converted at one time by the same holder, then the number of full shares of Common Stock issuable upon conversion will be calculated on the basis of the aggregate number of shares of Class A Preferred Stock converted by such holder at such time.

(d)                                 Mechanics of Conversion.

(i)                                     In order to convert shares of Class A Preferred Stock into shares of Common Stock pursuant to Section 5(a) hereof, the holder must surrender the certificate(s) representing such shares of Class A Preferred Stock at the office of the Company’s transfer agent (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or such lesser number of shares represented by such certificates as specified therein.  Any certificate(s) of Class A Preferred Stock surrendered for conversion must be duly endorsed for transfer or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.  In the case of conversion pursuant to Section 5(a) hereof, the date of receipt of such certificates, together with such notice, by the transfer agent or the Company will be the date of conversion (the “Optional Conversion Date”) and in the case of conversion pursuant to Section 5(b) hereof, the date of consummation of the IPO (the “Mandatory Conversion Date” and, together with the Optional Conversion Date, the “Conversion Date”).  As soon as practicable after the Conversion Date, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of Common Stock to which such holder is entitled (subject to paragraph (ii) of this Section 5(d)), together with payment in cash, if any, for fractional shares (by means of a wire transfer to such holder’s bank account or delivery of a certified bank check to such holder).  Such conversion will be deemed to have been made on the Conversion Date, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date.  In the event that fewer than all the shares represented by any such surrendered certificate(s) are to be converted, a new certificate or certificates shall be issued representing the unconverted shares of Class A Preferred Stock without cost to the holder thereof, except as set forth in the following sentence.  The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Class A Preferred Stock not converted in the name of the converting holder, except that the Company shall not be obligated to pay any such tax due because shares of Common Stock or a certificate for shares of Class A Preferred Stock are issued in a name other than the name of the converting holder and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

(ii)                                  Notwithstanding anything to the contrary contained herein, in the case of an automatic conversion pursuant to Section 5(b), the outstanding shares of Class A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, that the Company shall not be obligated to issue to any holder certificates evidencing the shares of Class A Common

Stock or Class B Common Stock, as the case may be, issuable upon such conversion unless certificates evidencing such shares of Class A Preferred Stock are delivered either to the Company or any transfer agent of the Corporation, as applicable, duly endorsed for transfer or accompanied by a written instrument of transfer in a form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing.

(iii)                               The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock for the purpose of effecting the conversion of the Class A Preferred Stock, the full number of shares of Class A Common Stock and Class B Common Stock deliverable upon the conversion of all outstanding Class A Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Class A Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Class A Preferred Stock, to the extent legally permitted the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(iv)                              From and after the Conversion Date, Dividends on the Class A Preferred Stock to be converted on such Conversion Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Class A Preferred Stock (except the right to receive from the Company the Common Stock upon conversion) shall cease and terminate with respect to said shares; provided that in the event that a share of Class A Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Class A Preferred Stock will remain outstanding and will be entitled to all of the rights thereof as provided herein.  Any shares of Class A Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(v)                                 Notwithstanding the foregoing, if the conversion of shares of Class A Preferred Stock pursuant to Section 5(a) is in connection with any sale thereof, the conversion may, at the option of any holder tendering Class A Preferred Stock to the Company for conversion, be conditioned upon the closing of the sale of such Class A Preferred Stock with the purchaser in such sale, in which event such conversion of such shares of Class A Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale; and the Company shall be provided with reasonable evidence of such closing prior to effecting such conversion.

(e)                                  Adjustments to Conversion Price.

(i)                                     Special Definitions.  For purposes of this Section 5, the following definitions apply:

(A)                             “Options” means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.

(B)                               “Convertible Securities” means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Additional Shares of Common Stock.

(C)                               “Additional Shares of Common Stock” means any shares of Common Stock issued or, as provided in clause (ii) below, deemed to be issued by the Company after the Original Issuance Date; provided that notwithstanding anything to the contrary contained herein, Additional Shares of Common Stock will not include any of the following:

(1)                                  shares of Common Stock issued or issuable as a Dividend or other distribution on shares of Class A Preferred Stock or Common Stock;

(2)                                  shares of Common Stock issued or issuable upon conversion of shares of Class A Preferred Stock or upon exercise of any Warrants issued pursuant to Section 6;

(3)                                  shares of Common Stock issued or issuable upon the exercise of Options issued (i) prior to the Original Issuance Date or (ii) subsequently issued to employees, officers or directors of, or consultants or advisors to, the Company or its Subsidiaries pursuant to the Company’s benefit plans or arrangements approved by the Board;

(4)                                  shares of Common Stock issued (x) as consideration to the seller(s) in connection with the acquisition of any business, products, technologies or other assets, (y) in connection with any strategic partnership, joint venture or similar transaction where the shares are issued to the partner, joint venturer or similar transaction participant or (z) ancillary to credit arrangements entered into with financing institutions or other debt financing sources; and

(5)                                  shares of Common Stock issued in connection with any split of then-outstanding shares of Common Stock into a greater number of shares of Common Stock.

(D)                              “Measurement Date” means the date of issuance of Additional Shares of Common Stock.

(ii)                                  Deemed Issuances of Additional Shares of Common Stock.  The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities; provided, however, that:

(A)                             No further adjustment in the Conversion Price will be made upon the subsequent issue of shares of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

(B)                               To the extent that Additional Shares of Common Stock are not issued pursuant to any such Option or Convertible Security upon the expiration or termination of an unexercised, unconverted or unexchanged Option or Convertible Security, the Conversion Price will be readjusted to the Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

(C)                               In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security or a repricing of the exercise or conversion price thereof, but not a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect will be readjusted to the Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

(iii)                               Determination of Consideration.  The consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

(A)                             Cash and Property.  Aggregate consideration consisting of cash and other property will:

(1)                                  insofar as it consists of cash, be computed as the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)                                  insofar as it consists of property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and

(3)                                  insofar as it consists of both cash and other property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B)                               Options and Convertible Securities.  The aggregate consideration per share received by the Company for Options and Convertible Securities will be determined by dividing:

(1)                                  the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities, by

(2)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities.

(iv)                              Stock Splits and Combinations.  If the outstanding shares of Common Stock are split into a greater number of shares (by way of subdivision, stock split or dividend of shares of Common Stock), the Conversion Price then in effect immediately before such split will be proportionately decreased.  If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price then in effect immediately before such combination will be proportionately increased.  These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(v)                                 Issuances of Additional Shares of Common Stock.  If the Company issues or is deemed to issue Additional Shares of Common Stock to any Person without consideration or for a consideration per share less than the Conversion Price per share of Common Stock on the Measurement Date, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

(A)                             the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the Measurement Date, and

(B)                               the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.

(vi)                              Minimum Adjustment.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vii)                           Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-tenth of a cent or to the neatest one-hundredth of a share, as the case may be.  The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the date of measurement, not including shares held in the treasury of the Company.  The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(viii)                        Waiver.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the Company receives, within ten (10) days following the Measurement Date, written notice from the Majority Holder(s) that no adjustment is to be made as the result of a particular issuance of Additional Shares of Common Stock.  This waiver will be limited in scope and will not be valid for any issuance of Additional Shares of Common Stock not specifically provided for in such notice.

(f)                                    Effect of Reclassification, Merger or Sale.  If any of the following events occurs, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock split or combination to which Section 5(e) applies), (y) any merger, consolidation or other combination of the Company with another Person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the assets of the Company to any other Person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Class A Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Class A Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Class A Preferred Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Section 5 set forth with respect to the rights and interest thereafter of the holders of the shares of Class A Preferred Stock, to the extent that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price of such shares of Class A Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of such shares of Class A Preferred Stock; provided that:

(i)                                     if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock which would have otherwise been issuable upon conversion of the Class A Preferred Stock immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer will be the kind and amount so receivable per share by a plurality of the holders of Common Stock; or

(ii)                                  if a tender offer (which includes any exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any Group of which such maker is a part, and together with any Affiliate or Associate of such maker and any members of any such Group of which any such Affiliate or Associate is a part, own beneficially more than two-thirds (2/3) of the outstanding shares of Common Stock, each holder of Class A Preferred Stock will thereafter be entitled to receive, upon conversion of such shares, the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder’s Class A Preferred Stock immediately prior to the expiration of such tender offer, accepted such tender offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer, subject to adjustments (from and after the consummation of such tender offer) as nearly equivalent as possible to the adjustments provided for in Section 5(e).

This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers.  If this Section 5(f) applies to any event or occurrence, Section 5(e) will not apply.

(g)                                 Notice of Record Date.  In the event of:

(i)                                   any stock split or combination of the outstanding shares of Common Stock;

(ii)                                any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

(iii)                             any reclassification, change, merger, consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies; or

(iv)                            the dissolution, liquidation or winding up of the Company;

then the Company shall file with its corporate records and mail to the holders of the Class A Preferred Stock at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or at least twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)                              the record date of such stock dividend, split, combination or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock dividend, split, combination or other distribution are to be determined, or

(B)                                the date on which such recapitalization, reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other Securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up.

Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (i) through (iv) of this Section 5(g).

(h)                                 Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records.  The Company shall, upon the reasonable written request of any holder of Class A Preferred Stock, furnish to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other Securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Class A Preferred Stock.  Despite such adjustment or readjustment, the form of each or all certificates representing the Class A Preferred Stock, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Certificate of Designations, which shall control.

(i)                                     No Impairment.  Except (A) in connection with any action taken to finance a redemption of all of the Class A Preferred Stock pursuant to the Company’s exercise of its Optional Company Redemption rights under Section 6(a) hereof and duly approved by all necessary corporate action or (B) pursuant to the prior vote or written consent of the Majority Holder(s), voting together as a separate class, the Company shall not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Company or by any other way, impair or restrict its ability to convert shares of Class A Preferred Stock and issue shares of Common Stock therefor.  The Company shall at all times in good faith take all such action as appropriate pursuant to, and assist in the carrying out of all the provisions of, this Section 5.

Section 6.                                            Redemption.  Each share of Class A Preferred Stock is redeemable as provided in this Section 6.

(a)                                  Optional Company Redemption.  Subject to the terms hereof and except as prohibited by any Debt Instrument, the Company is entitled to redeem, at any time, shares of Class A Preferred Stock (the “Optiona1 Company Redemption”) at a price equal to the amount set forth in the definition of Liquidation Preference set forth in Section 3(a) hereof (such amount, the “Redemption Price”), payable (i) in cash or (ii)  at the Company’s option, shares of Common Stock or a combination of cash and shares of Common Stock, with such shares of Common Stock being issued for purposes of Optional Company Redemption at a value equal to the Conversion Price in effect immediately prior to such Optional Company Redemption (regardless of the Fair Market Value thereof); provided that the Company shall have funds legally available for such payment.

(b)                                 Notice of Optional Company Redemption.  Notice of any Optional Company Redemption of shares of Class A Preferred Stock, specifying the time and place of redemption and the Redemption Price (a “Redemption Notice”), shall be sent by courier or first class overnight mail, pre-paid, to each holder of Class A Preferred Stock to be redeemed, at the address for such holder shown on the Company’s records, not more than ninety (90) nor less than thirty (30) days prior to the Redemption Date.  If, in any case, less than all the shares of Class A Preferred Stock then owned by such holder are to be redeemed, the Redemption Notice shall also specify the number of shares which are to be redeemed; provided, however, that no failure to give such Redemption Notice nor any defect therein shall affect the validity of the procedure for the redemption of any shares of Class A Preferred Stock to be redeemed except as to the holder to whom the Company has failed to give said Redemption Notice or except as to the holder whose Redemption Notice was defective.  Each such Redemption Notice shall state:

(i)                                   the Redemption Date, which may be no earlier than thirty (30) but not more than ninety (90) days after the Redemption Notice is sent as set forth in Section 6(b) hereof;

(ii)                                the Redemption Price;

(iii)                             the number of shares of Class A Preferred Stock to be redeemed and, if fewer than all the shares of Class A Preferred Stock held by a holder are to be redeemed, the number of shares thereof to be redeemed from such holder;

(iv)                            the manner and place or places at which payment for the shares of Class A Preferred Stock to be redeemed will be made, upon presentation and surrender to the Company of the certificates evidencing the shares being redeemed;

(v)                               the then-effective Conversion Price; and

(vi)                            that the rights of holders to convert shares of Class A Preferred Stock being redeemed shall terminate at the close of business on the Redemption Date unless the Company defaults in the payment of the Redemption Price.

Upon mailing any such Redemption Notice, the Company shall become obligated to redeem at the Redemption Price on the Redemption Date all shares of Class A Preferred Stock therein specified; provided, however, any redemption contemplated by any Redemption Notice may be conditioned upon the occurrence of one or more transactions or other events and the Redemption Date in such Redemption Notice may be the date on which such transaction is consummated or such other event occurs.

(c)                                  Mechanics of Redemption.

(i)                                   The Company shall pay the Redemption Price on the Redemption Date upon surrender of the certificates representing the shares of Class A Preferred Stock to be redeemed (endorsed or assigned for transfer, if the Board shall so require and is so stated in the notice sent by the Company); provided that if such certificates are lost, stolen or destroyed, the Board may require such holder to indemnify the Company for such lost, stolen or destroyed certificate, in a reasonable amount and in a reasonable manner, prior to paying such Redemption Price.  In case fewer than all of the shares of Class A Preferred Stock represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed Redemption Securities without cost to the holder thereof, except as set forth in the following sentence.  The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any shares of Class A Preferred Stock not redeemed in the name of the redeeming holder, except that the Company shall not be obligated to pay any such tax due because a certificate for shares of Class A Preferred Stock is issued in a name other than the name of the redeeming holder and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

(ii)                                From and after the Redemption Date, Dividends on the shares of Class A Preferred Stock to be redeemed on such Redemption Date will cease to accrue; said shares of Class A Preferred Stock will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of shares of Class A Preferred Stock (except the right to receive from the Company the Redemption Price) shall cease and terminate with respect to said shares of Class A Preferred Stock; provided that in the event that any shares of Class A Preferred Stock are not redeemed within five (5) Business Days due to a default in payment by the Company or because the Company is otherwise unable to pay the Redemption Price, such shares of Class A Preferred Stock will remain outstanding and will be entitled to all of the rights provided herein.  Any shares of Class A Preferred Stock that have been redeemed will, after such redemption, be deemed cancelled and retired and have the status of authorized but unissued, as applicable, Common Stock or Preferred Stock (without designation as to series until such shares are once more designated as part of a particular series by the Board).

(iii)                             If fewer than all of the outstanding shares of Class A Preferred Stock are to be redeemed, the shares of Class A Preferred Stock to be redeemed must be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board.

(iv)                            Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Class A Preferred Stock held by such holder at any time on or prior to the close of business on the Redemption Date unless the Company defaults in the payment of the Redemption Price; in such event, each holder who has not received payment of the Redemption Price on the Redemption Date shall retain the right to convert such shares at any time prior to receipt of the Redemption Price therefor.

(v)                               Except pursuant to the written consent of the Majority Holder(s), the Company shall not impair or restrict its ability to redeem shares of Class A Preferred Stock and pay the applicable Redemption Price therefor.  The Company shall at all times in good faith take all such action as appropriate pursuant to, and assist in the carrying out of all the provisions of, this Section 6.

Section 7.                                            Heading and Subdivisions.  The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 8.                                            Severability.  If any right, preference or limitations of the Class A Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, ail other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

Section 9.                                            Mutilated or Missing Class A Preferred Stock Certificates.  If any of the Class A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Class A Preferred Stock certificate, or in lieu of and in substitution for the Class A Preferred Stock certificate lost, stolen or destroyed, a new Class A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Class A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Class A Preferred Stock certificate and indemnity reasonably satisfactory to the Company in amount and form, if requested by the Company.

Section 10.                                      Amendment.  Any amendment of the terms of the Class A Preferred Stock shall require the prior written consent of the Majority Holder(s).

Section 11.                                      Gaming Laws.  This Certificate of Designations is subject to Gaming Laws.

Section 12.                                      Additional Definitions.  For purposes of these resolutions, the following terms shall have the following meanings:

(a)                                  “Additional Shares of Common Stock” shall have the meaning set forth in Section 5(e)(i)(C).

(b)                                 “Affiliate” shall mean, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with such Person or (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity interests of such Person after giving effect to the exercise, exchange or conversion of options, warrants or other securities owned or controlled by such Person which are exercisable, exchangeable or convertible into such equity interests or (iii) any director, officer, partner, trustee, or member of such Person or any Person specified in clause (i) or (ii) above or (iv) in the case of any Person specified in clause (i), (ii) or (iii) above who is an individual, Family Members of such Person.

(c)                                  “Associate” has the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

(d)                                 “beneficial owner” or “beneficially own” has the meaning given such tern in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such Person.

(e)                                  “Board” means, unless otherwise specified hereunder, the Board of Directors of the Company.

(f)                                    “Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

(g)                                 “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and Preferred Stock.

(h)                                 “Certificate of Incorporation” shall have the meaning set forth in the Preamble.

(i)                                     “Class A Common Stock” means Class A Common Shares as defined in the Certificate of Incorporation.

(j)                                     “Class A Preferred Stock” shall have the meaning set forth in Section 1(a).

(k)                                  “Class B Common Stock” means Class B Common Shares as defined in the Certificate of Incorporation.

(l)                                     “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(m)                               “Common Stock Equivalents” means any warrants, rights, calls, options or other securities exchangeable or exercisable for or convertible into Common Stock, including shares of Class A Preferred Stock.

(n)                                 “Company” shall have the meaning set forth in the Preamble.

(o)                                 “Conversion Date” shall have the meaning set forth in Section 5(d).

(p)                                 “Conversion Price” shall have the meaning set forth in Section 5(a).

(q)                                 “Convertible Securities” shall have the meaning set forth in Section 5(e)(i)(B).

(r)                                    “Debt Instrument” shall mean any agreement of the Company relating to (i) its indebtedness or other obligations for borrowed money; (ii) its obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, derivatives or other financial products; (iii) obligations as a lessee under capital leases; (iv) the obligations or liabilities of others secured by a lien on any asset of Company, irrespective of whether such obligation or liability is assumed; (v) its obligations guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, indemnified, endorsed, co-made, discounted, or sold with recourse) any obligations of any other Person of the nature of the Company’s obligations under any of clauses (i) through (iv) above.

(s)                                  “DGCL” means the General Corporation Law of the State of Delaware.

(t)                                    “Dividends” shall have the meaning set forth in Section 2(a)(ii).

(u)                                 “Equity Securities” means any and all shares of Common Stock and Common Stock Equivalents.

(v)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)                              “Fair Market Value” for any property means the fair market value thereof as determined in good faith by the Board of Directors using any appropriate valuation method, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

(i)                                   for any security listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the “Fair Market Value” of such security shall be the Twenty Day Average of the average closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted in the NASDAQ National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s-length transactions); or

(ii)                                for any security or other property which at any time is not listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the “Fair Market Value” of such security or other property shall be the fair market value thereof as determined by the Board in good faith, using any appropriate valuation method, assuming (in any case where securities of the Company are concerned) an arm’s-length sale of the Company and its Subsidiaries in the entirety to an independent party.

(x)                                   “Family Member” means with respect to any individual (i) any member of the immediate family of such individual (which shall mean any parent, spouse, child or other lineal descendants (including by adoption), brother or sister thereof or any spouse of any of the foregoing), (ii) each trust created for the benefit of such individual or in which one or more members of such individual’s immediate family has a beneficial interest and (iii) any Person who is controlled by any such immediate family member or trust (including each custodian of property for one or more such Persons).

(y)                                 “Gaming Laws” means all legal requirements pursuant to which the Nevada Gaming Control Board, the Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board, possess regulatory, licensing, permit, approval or suitability authority with respect to gambling, gaming or casino activities conducted within Clark County, Nevada, including, specifically, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, the regulations of the Nevada Gaming Commission promulgated thereunder and the Clark County Code, all as amended from time to time.

(z)                                   “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(aa)                            “hereof”, “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(bb)                          “Junior Securities” shall have the meaning assigned to such term in Section 1(b).

(cc)                            “Liquidation Preference” shall have the meaning assigned to such term in Section 3(a).

(dd)                          “Majority Holder(s)” means the holder(s) of at least two-thirds of the then outstanding shares of Class A Preferred Stock.

(ee)                            “Measurement Date” shall have the meaning set forth in Section 5(e)(i)(D).

(ff)                                “NASD” means the National Association of Securities Dealers, Inc.

(gg)                          “NASDAQ” means the NASD Automated Quotation System.

(hh)                          “Optional Company Redemption” shall have the meaning set forth in Section 6(a).

(ii)                                  “Options” shall have the meaning set forth in Section 5(e)(i)(A).

(jj)                                  “Original Issuance Date” means the date on which the first share of Class A Convertible Participating Preferred Stock held by such holder was issued.

(kk)                            “Original Purchase Price” shall have the meaning set forth in Section 2(a)(i).

(ll)                                  “Participating Dividends” shall have the meaning set forth in Section 2(a)(ii).

(mm)                      “Person” shall mean any individual, corporation, limited liability company, partnership, trust, association, trust or business, unincorporated organization or joint venture, Governmental Authority or other entity of any nature whatsoever.

(nn)                          “Preferred Stock” shall have the meaning set forth in the Preamble.

(oo)                          “Redemption Date” means the dated fixed by the Company for an Optional Company Redemption.

(pp)                          “Redemption Notice” shall have the meaning set forth in Section 6(b).

(qq)                          “Redemption Price” shall have the meaning set forth in Section 6(a).

(rr)                                “Regular Dividend Payment Date” shall have the meaning set forth in Section 2(b).

(ss)                            “Regular Dividends” shall have the meaning set forth in Section 2(a)(i).

(tt)                                “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(uu)                          “Subsidiaries” means, with respect to any Persons, any corporations, partnerships, associations or other business entities of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

(vv)                          “Twenty Day Average” means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty (20) Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of August 12, 2009.

/s/ Joanne M. Beckett
By: Joanne M. Beckett
Title: Vice President, General Counsel and Secretary